Exhibit 11
                              BellSouth Corporation
                        Computation of Earnings Per Share
                              (Dollars in Millions)

                                      For the Three Months        For the Six
                                              Ended               Months Ended
                                             June 30,               June 30,
                                          2003      2004          2003      2004

------------------------------------
EARNINGS PER SHARE - BASIC:
------------------------------------

Income From Continuing Operations
  Before Discontinued Operations
  and Cumulative Effect of Changes
  in Accounting Principle                $ 908     $ 939       $ 1,758   $ 2,089

Discontinued Operations, net of tax         43        57           108       506

Cumulative Effect of Changes in
  Accounting Principle, net of tax          --        --           315        --
                                         -----     -----       -------   -------

Net Income                                $951      $996        $2,181    $2,595
                                         =====     =====       =======   =======

Weighted Average Shares Outstanding      1,847     1,832         1,853     1,832

Earnings Per Common Share Before
  Discontinued Operations and
  Cumulative Effect of Changes in
  Accounting Principle                  $ 0.49    $ 0.51        $ 0.95    $ 1.14

Discontinued Operations, net of tax       0.02      0.03          0.06      0.28

Cumulative Effect of Changes in
  Accounting Principle, net of tax          --        --          0.17        --
                                        ------    ------        ------    ------
Earnings Per Share                      $ 0.51    $ 0.54        $ 1.18    $ 1.42
                                        ======    ======        ======    ======


------------------------------------
EARNINGS PER SHARE - DILUTED:
------------------------------------

Income From Continuing Operations
  Before Discontinued Operations
  and Cumulative Effect of Changes
  in Accounting Principle                $ 908     $ 939       $ 1,758    $2,089

Discontinued Operations, net of tax         43        57           108       506

Cumulative Effect of Changes in
  Accounting Principle, net of tax          --        --           315        --
                                        ------    ------        ------    ------
Net Income                                $951      $996        $2,181    $2,595
                                        ======    ======        ======    ======


Weighted Average Shares Outstanding      1,847     1,832         1,853     1,832

Incremental shares from assumed
  exercise of stock options and
  payment of performance share
  awards                                     4         4             3         5
                                        ------    ------        ------    ------

Diluted Shares Outstanding               1,851     1,836         1,856     1,837
                                        ======    ======        ======    ======


Earnings Per Common Share Before
  Discontinued Operations and
  Cumulative Effect of Changes in
  Accounting Principle                  $ 0.49    $ 0.51        $ 0.95    $ 1.14

Discontinued Operations, net of tax       0.02      0.03          0.06      0.28

Cumulative Effect of Changes in
  Accounting Principle, net of tax          --        --          0.17        --
                                        ------    ------        ------    ------

Earnings Per Share*                     $ 0.51    $ 0.54        $ 1.18    $ 1.41
                                        ======    ======        ======    ======

*Earnings Per Share does not sum due to rounding.